Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

November 24, 2025

Social Commerce Partners Corporation

5717 Legacy Drive, #250
Plano, TX 75024

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Social Commerce Partners Corporation, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 filed concurrent herewith (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 10,000,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, $0.0001 par value (the “Ordinary Shares”), and one-half of one redeemable warrant, each whole warrant exercisable to purchase one Ordinary Share at $11.50 per share (the “Warrants”); (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Ordinary Shares and Warrants included as part of the Units and the Over-Allotment Units; and (iv) all Ordinary Shares issuable upon exercise of the Warrants included in the Units and the Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Units and the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that the Warrants (including the Warrants included as part of the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the underwriting agreement between the Company and the underwriters, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP